Exhibit 10.21

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 23rd day of February, 2017 by and between Biolase, Inc. (the “Company”) and Mark J. Nelson (“Executive”).

WHEREAS, the Company and Executive wish to enter into a formal employment agreement which will govern the terms and conditions applicable to Executive’s employment with the Company and will provide certain severance benefits for Executive in exchange for the Executive’s agreement to abide by the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

PART ONE — TERMS AND CONDITIONS OF EMPLOYMENT

1. Duties and Responsibilities.

A. Executive shall serve as the Senior Vice President and Chief Financial Officer of the Company and shall report directly to the Company’s Chief Executive Officer.  Executive shall perform the responsibilities of a Senior Vice President and Chief Financial Officer of a public company, including such duties and functions as may be reasonably assigned to Executive from time to time by the Chief Executive Officer. Executive shall comply with all proper and reasonable directives and instructions of the Chief Executive Officer, the Company’s Board of Directors (the “Board”), or any committee of the Board.

B. Subject to the exceptions set forth in Paragraph 6, Executive agrees to devote all sufficiently necessary business time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability.

2. Period of Employment. Executive’s employment with the Company shall be governed by the provisions of this Agreement commencing as of March 27, 2017 (the “Effective Date”) and for the duration of Executive’s employment with the Company. Executive’s employment shall be “at will.” The period during which Executive’s employment continues in effect shall be referenced as the “Employment Period.”

3. Base Salary.

A. Executive shall be paid a base salary at the annual rate of not less than THREE HUNDRED AND TWENTY-FIVE THOUSAND dollars ($325,000.00) per annum (hereinafter “Base Salary”) during the Employment Period.  Executive’s Base Salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.

B. The Company shall deduct and withhold from the compensation and benefits payable to Executive, including but not limited to Executive’s Base Salary, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees. The Company shall also deduct such amounts as may be authorized by Executive from time to time.

4. Performance Bonus; Stock Option Grant.

A. For each full calendar year during the Employment Period, Executive may earn an annual Performance Bonus of up to 50% of Executive’s Base Salary (the “Performance Bonus Target”) based on achievement of Performance Bonus criteria as established and determined by the Compensation Committee of the Board (the “Compensation Committee”). For any partial year at the beginning of the Employment Period, the Performance

Bonus Target shall be prorated based on the number of days in the calendar year during which Executive is employed by the Company divided by three hundred sixty-five (365).  The bonus shall be paid no later than March 15 of the year following the year for which it is awarded. Executive must be employed by the Company as of December 31 of the year for which the bonus is awarded in order to earn the bonus.

B. The Company shall grant to Executive, effective as of the Effective Date, a nonqualified stock option to purchase 600,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value (determined based on the closing selling price per share on the grant date, as such price is reported by the National Association of Securities Dealers on the Nasdaq Stock Market and published in The Wall Street Journal) of the Company’s common stock on the grant date. Except as otherwise provided in Section 8.C., such stock option shall vest and become exercisable in accordance with time-based and performance-based criteria as established by the Compensation Committee.  Such stock option shall have a term of ten (10) years, and shall include such other terms and conditions as would apply to a stock option granted under the Company’s equity plan and shall be subject to the terms and conditions of this Agreement.

5. Fringe Benefits.

A. Executive shall, throughout the Employment Period, be eligible to participate in any and all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company’s executives and for which Executive qualifies under the terms of such plans, policies or programs.

B. Executive shall earn and accrue vacation time during the Employment Period at a rate of four (4) weeks of vacation per year. Executive shall not be permitted to accrue more than six (6) weeks’ vacation. Once this maximum has been reached, all further accruals will cease. Vacation accruals will recommence after Executive has taken vacation and his accrued hours have dropped below the accrual maximum. Executive will not earn vacation during any unpaid leaves. If a recognized holiday falls during Executive’s vacation period, it will not be considered as a vacation day.

C. During the Employment Period, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder.  The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation.

D. Executive and the Company shall enter into the Company’s standard Indemnification Agreement, which Indemnification Agreement shall be effective as of the Effective Date.

6. Restrictive Covenants.

A. Service to the Company. During the Employment Period, Executive shall devote all sufficiently necessary business time and attention to the performance of Executive’s duties, except during periods of illness or vacation periods. Executive may continue to serve during the Employment Period as a non-employee member of the board of directors of the companies for which he has obtained the Board’s prior written consent.  Executive shall have the right to perform such services as are necessary in connection with (i) Executive’s private investments and (ii) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not materially interfere with the performance of Executive’s services, or violate Section 6.B.

B. No Competitive Activities. During the Employment Period, Executive shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, provide services to, or be employed by or connected in any manner with, any enterprise which is engaged in the Business; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in the Business. For purposes of this Section 6, the “Business” shall refer to the design and manufacture of dental lasers, ophthalmologic lasers for Presbyopia, and such other businesses as the Company may expand into while Executive is employed by the Company, its parents, subsidiaries or affiliates.

C. Confidential Information. As a condition of Executive’s receipt of the benefits provided for in this Agreement, Executive will execute the Company’s Confidential Information and Assignment of Inventions Agreement, a true and correct copy of which is attached to this Agreement as Exhibit A. Executive’s obligations under this Paragraph 6.C. and Exhibit A shall continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Paragraph 6.C. and Exhibit A.

D. Non Solicitation of Employees. Executive agrees that during his Employment Period and for a period of twenty-four (24) months after termination of his employment with the Company, he shall not, directly or indirectly, through any other individual or entity, solicit any employee of the Company, to cease his or her employment with the Company, and Executive will not approach any such employee for any such purpose or knowingly authorize the taking of any such action by any other individual or entity.

E. Non Solicitation of Customers. Executive agrees that during his employment by the Company, and any of its parents, subsidiaries or affiliates and for a period of twenty-four (24) months after termination of his employment with the Company, Executive shall not, without the prior written approval of the Company, directly or, with knowledge, indirectly, through or on behalf or any other individual or entity, solicit, entice or induce any business from any of the Company’s customers (including actively sought prospective customers) or suppliers/vendors, the identity of whom, or information concerning, rises to the level of a “trade secret” within the meaning of the Uniform Trade Secrets Act (“UTSA”).

F. Injunctive Relief. Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company under other provisions of this Agreement and/or at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

7. Termination of Employment.

A. Executive’s employment may be terminated by either the Company or Executive at any time, for any reason, with or without Cause, upon written notice specifying the Effective Date of Termination, and without additional compensation, except as otherwise provided in Section 8. Except as provided in Section 7.B., the Effective Date of Termination specified in the written notice may be immediate.

B. For purposes of this Agreement, termination for “Cause” shall mean the involuntary termination of the Executive’s employment by the Company for any of the following reasons:

(i) Executive’s conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for any felony;

(ii) A substantial and continual refusal by Executive to perform his duties and functions hereunder in accordance with the instructions of the Board as embodied in written resolutions of the Board and communicated in writing to Executive (provided that such instructions do not require Executive to take any actions that Executive reasonably believes to be are unlawful after a reasonable inquiry);

(iii) the willful and material breach of this Agreement by Executive which, if curable, Executive fails to cure within thirty (30) business days following written notice from the Company;

(iv) Executive’s conviction by, or entry of a plea of guilty a nolo contendere, in a court of competent jurisdiction, for any act of fraud, misappropriation or embezzlement in connection with his employment by the Company;

(v) Executive is unable to perform the essential functions of his job for ninety or more consecutive days in any 12 month period; provided that such inability to perform is not due to the Executive’s status as disabled under any short or long term disability provisions of the Company’s Employee Benefit Plans; or

(vi) Executive’s death.

An involuntary termination of Executive’s employment by the Company in any other circumstances or for any other reason will be a termination “Without Cause.”

C. The “Effective Date of Termination” shall be: (i) in the case of termination due to death, the date of Executive’s death, or (ii) in the case of any other termination, the date of Executive’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder, from the Company and its subsidiaries or affiliates (the “Separation from Service”) specified in the written notice required by this Section.

D. On the Effective Date of Termination of Executive’s employment for any reason during the Employment Period, Executive shall be paid all Base Salary earned through the end of the Employment Period, any unpaid business expenses, and any unused vacation earned through the Effective Date of Termination. Unless Executive is entitled to severance benefits under Section 8, he shall not be entitled to any compensation or benefits following the Effective Date of Termination, except as required by law or as provided under a retirement or welfare benefit plan of the Company.

E. Executive shall resign from Executive’s position as the Senior Vice President and Chief Financial Officer of the Company, and shall resign from all other positions with the Company or any of its subsidiaries, effective as of the Effective Date of Termination.

PART TWO — SEVERANCE BENEFITS

8. Benefit Entitlement.

A. Executive shall be entitled to receive the severance benefits specified in Section 8.B. or Section 8.C., as the case may be, in the event that the Company terminates Executive’s employment Without Cause. Such severance benefits shall be conditioned upon Executive properly executing on or after the Effective Date of Termination, and not revoking or attempting to revoke within the permitted timeframe, a general release of claims against the Company, its Board, its affiliates, and their employees and agents substantially in the form of Exhibit B or, in the event of a change in the law that would limit the effect of the release attached as Exhibit B, a general release that would have the same scope and effect as the release attached as Exhibit B (such release, the “Release ”) and the Release becoming irrevocable within fifty-two (52) days following the Effective Date of Termination. Executive shall not be entitled to receive the severance benefits specified in Section 8 in the event Executive fails to timely execute the Release or Executive timely revokes the Release.

All severance payments made to Executive pursuant to Section 8 shall be subject to all applicable withholding requirements. In no event shall Executive be entitled to severance benefits under both Sections 8.B and 8.C and under no circumstances shall any severance payments or benefits be payable if Executive’s employment is terminated for Cause or Executive resigns.

B. Subject to Section 8.C., in the event Executive’s employment terminates, and the Release becomes irrevocable, under the conditions described in Section 8.A, Executive shall be entitled to severance benefits of:

(i) Twelve (12) months of Executive’s annual Base Salary in effect under Section 3.A as of the Effective Date of Termination, plus the time-based prorated amount of the Executive’s annual Performance Bonus at Target at full achievement (i.e., not at overachievement) of the Performance Bonus criteria then in effect, payable in twenty-six (26) equal bi-weekly installments, during the twelve (12) months commencing on the first day of the calendar month next following sixty (60) days after the Effective Date of Termination, coinciding with the Company’s regular payroll cycle;

(ii) The portion due to vest through the first anniversary of the Effective Date of Termination of the Executive’s nonqualified stock option granted to Executive on the Effective Date shall become fully vested and exercisable on the first business day that is at least sixty (60) days after the Effective Date of Termination; provided however notwithstanding the above, the portion of the stock option grant having vesting terms that are based (in part or in full) on performance, including the Company’s or Executive’s achievement of financial performance targets or other milestones that are not achieved, then the portion of such stock option shall not become fully vested and shall terminate; and

(iii) Company paid COBRA premiums for Executive (and his eligible dependents) under the Company’s medical and dental benefit plans, as in effect from time to time, for the twelve (12) month period following the Effective Date of Termination. The benefits under such plans shall be provided through insurance maintained by the Company.

C. In the event Executive’s employment terminates, and the Release becomes irrevocable, under the conditions described in Section 8.A, and the Effective Date of Termination is during the twelve (12) months following a Change of Control, Executive shall be entitled to the following severance benefits (which shall be in lieu of the severance benefit under Section 8.B.):

(i) Twelve (12) months of Executive’s annual Base Salary in effect under Section 3.A as of the Effective Date of Termination, plus the full amount of the Executive’s annual Performance Bonus Target then in effect, both payable in a lump sum in cash. The Company shall pay such lump sum payment on the first business day that is at least sixty (60) days after the Effective Date of Termination;

(ii) Executive’s nonqualified stock option granted to Executive on the Effective Date and any future stock options granted to Executive shall become fully vested on the first business day that is at least sixty (60) days after the Effective Date of Termination; provided however notwithstanding the above, one-half of the portion of the stock option grant has vesting terms that are based (in part or in full) on performance, including the Company’s or Executive’s achievement of financial performance targets or other milestones that are not achieved, then such one-half portion of such performance stock option shall not become fully vested and shall terminate; and

(iii) Company paid COBRA premiums for Executive (and his eligible dependents) under the Company’s medical and dental benefit plans, as in effect from time to time, for the twelve (12) month period following the Effective Date of Termination. The benefits under such plans shall be provided through insurance maintained by the Company.

For purposes of the this Agreement, a “Change of Control” shall mean the occurrence of any of the following events following the Effective Date: (i) an acquisition of any voting securities of the Company by any “person”(as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act ”)) immediately after which such person has “beneficial ownership”(within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) the consummation of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) the sale or other disposition of all or substantially all of the assets of the Company; or (iii) the majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.

D. Parachute Payment. If any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either

(x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling to perform this function, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting or law firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

E. The severance benefits provided Executive under this Paragraph 8 are the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company, except as required by applicable law. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to the severance benefits provided under this Paragraph 8.

F. Notwithstanding the foregoing, if the Executive is a specified employee, as defined under Section 409A(a)(2)(B)(i) of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Section 8 are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under Section 8 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such payment or portion thereof shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period commencing on the date of Executive’s Separation from Service or (b) the date of Executive’s death.

PART THREE — MISCELLANEOUS PROVISIONS

9. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

10. Creditor Status. The benefits to which Executive may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Executive is not waiving any rights he may have to collect any monies due to Executive under this Agreement in the same manner as any other employee of the Company would have.

11. Notices.

A. Any and all notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, it shall be conclusively deemed given the day after it was sent addressed to the party to whom such notice, demand or other communication is to be given. If such notice, demand or other communication is given by mail, it shall be conclusively deemed given two (2) days after it was deposited in the United States mail addressed to the party to whom such notice, demand or other communication is to be given. The address for notice for each of the parties shall be as follows:

To the Company:

Biolase, Inc.

Attn: Chief Executive Officer

4 Cromwell

Irvine, California 92618

To Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company.

B. Both parties agree that if notice is by mail, then in good faith, the party giving notice will attempt to contact the other by their last known phone number and email address, to ensure notice was received.

C. Any party may change its address for the purpose of receiving notices, demands and other communications by a written notice given in the described manner to the other party.

12. Governing Document. Except as otherwise provided or referenced herein, this Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an officer of the Company specifically authorized by the Board for such purpose. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

13. Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

14. Arbitration. Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement, or the breach or subject matter hereof, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J • A • M • S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J • A • M • S employment arbitration rules (if J • A • M • S is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the federal rules of civil procedure applicable in the location of the arbitration. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon the parties, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration hearing. However, if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company. The Arbitrator may award reasonable legal fees and/or costs to the prevailing party in any dispute subject to arbitration under this Agreement. Notwithstanding the foregoing either party may seek temporary or preliminary injunction relief in any court of competent jurisdiction if such relief is unavailable or cannot be timely obtained through Arbitration.

15. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies provided by this Agreement or may seek damages or specific performance in the event of another party’s breach or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

16. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

BIOLASE, INC.

By: /s/ Harold C. Flynn, Jr.
Name: Harold C. Flynn, Jr.
Title: President and Chief Executive Officer

Dated: February 23, 2017

/s/ Mark J. Nelson
Mark J. Nelson

Dated: February 23, 2017

EXHIBIT A TO

MARK J. NELSON EMPLOYMENT AGREEMENT

DATED AS OF FEBRUARY 23, 2017

BIOLASE, INC.

PROPRIETARY INFORMATION AGREEMENT

As an employee of Biolase, Inc., its subsidiary or its affiliate (together, the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1) Maintaining Confidential Information

     a) Company Information. I agree at all times during the term of my employment and thereafter, except for the benefit of the Company, to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees.

     b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that, to my knowledge, I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

     c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the Company’s benefit of anyone other than for the Company or such third party (consistent with Company’s agreement with such third party) without the express written authorization of the Board of Directors of Biolase, Inc.

2) Retaining and Assigning Inventions and Original Works

     a) Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will and hereby do assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company related to the Business of the Company. For purposes of this Agreement, the “Business of the Company” is defined as the design and manufacture of dental lasers, ophthalmic lasers for Presbyopia, and such other expansions related to the Business of the Company or entirely new markets the Company may enter during the term of my employment. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit 1 attached hereto) exempts from assignment under this provision any invention as to which I can prove the following:

i)	It was developed entirely on my own time; and
ii)	No equipment, supplies, facilities or trade secrets of the Company were used in its development; and

iii)	It did not relate, at the time of its conception or its reduction to practice, to the Business of the Company or to the Company’s actual or demonstrably anticipated research and development; and
iv)	It did not result from any work performed by me for the Company.

          I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employments and which are protectable by copyright are “works made for hire,”as that term is defined in the United States Copyright Act (17 USCA, Section 101).

     b) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

     c) Obtaining Letters Patent, Copyrights and Mask Work Rights. I agree that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyright, or mask rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, copyrights, or mask work rights resulting from such application assigned hereunder to the Company.

     d) Exception to Assignments. I understand that the provisions of this Agreements requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit 1. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

3) Returning Company Documents. I agree that to my best efforts, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, which constitutes a trade secret(s) and/or proprietary information of the Company. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

4) Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

5) General Provisions

     a) Governing Law. This Agreement will be governed by the laws of the State of California.

     b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

     d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns, and any third parties for which the company has developed proprietary technology.

     e) At-Will Employment. I acknowledge that this agreement is not intended and does not constitute a contract between me and the Company limiting the rights of either of us to terminate my employment by the Company at any time for any reason with or without cause.

     f) Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this agreement.

Dated as of March 27, 2017

Signature

Name of Employee (typed or printed)

Witness

EXHIBIT 1

TO PROPRIETARY INFORMATION AGREEMENT

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

     “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual demonstrably anticipated research or development of the employee.
2)	Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT 2

TO PROPRIETARY INFORMATION AGREEMENT

BIOLASE, INC.

TERMINATION CERTIFICATION

This is to certify that based on a reasonably diligent search by me, and to the best of my knowledge, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items which is a trade secret and/or proprietary information belonging to Biolase, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that, to the best of my knowledge, I have complied with all the terms of the Company’s Employee Proprietary Information Agreement signed by me.

I further agree that, in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees which is proprietary and/or confidential information to the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT B TO

MARK J. NELSON EMPLOYMENT AGREEMENT

DATED AS OF FEBRUARY 23, 2017

GENERAL RELEASE AND WAIVER OF CLAIMS

     In consideration of the payments and other benefits set forth in the Employment Agreement dated February 23, 2017 (the “Agreement”), to which this form shall be deemed to be attached, Mark J. Nelson (“Executive”) hereby agrees to the following general release and waiver of claims (“General Release”).

     In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive, Executive hereby generally and completely releases Biolase, Inc. (the “Company”) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this General Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, Base Salary (through the date of termination), outstanding business expenses, unused vacation earned through the date of termination of Executive, claims to accrued and vested benefits under the Company’s employee benefit plans, and claims to the severance benefits which are the consideration for this General Release.

     Executive expressly waives and relinquishes any and all rights and benefits Executive now has or may have in the future under the terms of Section 1542 of the Civil Code of the State of California, which sections reads in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding said Code Section, Executive knowingly and voluntarily waives the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledges and agrees that this waiver is an essential part of this Agreement.

     Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this General Release is knowing and voluntary, and that the consideration given for this General Release is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the General Release granted herein does not relate to claims under the ADEA which may arise after this General Release is executed; (b) Executive has the right to consult with an attorney prior to executing this General Release (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this General Release (although Executive may choose voluntarily to execute this General Release earlier, in which case he voluntarily waives the remainder of the twenty-one (21) day period); (d) Executive has seven (7) days following the execution of this General Release to revoke his consent to this General Release; and (e) this General Release shall not be effective until the seven (7) day revocation period has expired.

     Executive acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement. Nothing contained in this General Release shall be deemed to modify, amend or supersede the obligations set forth in that agreement.

     By signing this General Release, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.

     With the exception of the terms set forth in the Proprietary Information Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement, this General Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This General Release may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.

     The Company and Executive agree that for a period of ten (10) years after Executive’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements — orally, written or otherwise — against the other, or against the Executive’s estate or affiliates, any of the Company’s directors, officers or employees. The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.

     The parties agree that this General Release does not in any way compromise or lessen Executive’s rights to be indemnified by the Company pursuant to that certain Indemnification Agreement dated March 27, 2017, pursuant to the Company’s by-laws or certificate of incorporation, or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.

     The parties agree that in no way does this General Release preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

BIOLASE, INC.

By:
Title:
Dated:
Dated: